Exhibit 99.1

ORIC Pharmaceuticals Appoints Lori Kunkel, M.D., to its Board of Directors

SOUTH SAN FRANCISCO, CA – June 9, 2020 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today announced the appointment of Lori Kunkel, M.D., to its board of directors. Dr. Kunkel brings more than twenty-five years of experience in oncology and immunology drug development and commercialization.

“We are delighted to welcome Lori to our board of directors as ORIC embarks on this next phase of its evolution,” said Jacob Chacko, M.D., chief executive officer. Over a multi-decade career, Lori has made significant contributions as a clinician, academic and highly respected leader in the biotechnology community, and has played a key role in the development, approval and commercialization of multiple innovative oncology therapies.  We look forward to her contributions and insights as we continue to advance our lead asset, ORIC-101, further into clinical development while ORIC-533 and our early stage pipeline progress toward the clinic.”

Dr. Kunkel currently serves on the board of directors of Nurix Therapeutics, Maverick Therapeutics and Curis, and has served on the board of directors of Loxo Oncology, Amphivena, Harpoon Therapeutics and Tocagen. Previously, she served as acting Chief Medical Officer at Loxo Oncology, as Chief Medical Officer at Pharmacyclics and Proteolix, and in various senior clinical roles at Baxter Healthcare, Chiron, and Genentech. Prior to joining the biotechnology industry in 1995, Dr. Kunkel spent ten years in academic medicine and served as a faculty member at the Bone Marrow Transplant Unit in the Division of Hematology/Oncology at the University of California, Los Angeles. Dr. Kunkel received her medical degree from University of Southern California and her bachelor’s degree in biology from University of California, San Diego. She is board certified in internal medicine and held board certifications in hematology and oncology.

“ORIC Pharmaceuticals is making great strides in advancing its broad pipeline of novel therapies aimed at overcoming resistance in cancer, making this an incredibly exciting time to be joining the board,” said Dr. Kunkel. “I look forward to collaborating with the leadership team and my fellow board members to help ORIC advance its novel therapeutics and further develop its pipeline.”

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer.  ORIC’s lead product candidate, ORIC-101, is a potent and selective small molecule antagonist of the glucocorticoid receptor, which has been linked to resistance to multiple classes of cancer therapeutics across a variety of solid tumors. ORIC-101 is currently in two separate Phase 1b trials of ORIC-101 in combination with (1) Xtandi (enzalutamide) in metastatic prostate cancer and (2) Abraxane (nab-paclitaxel) in advanced or metastatic solid tumors. ORIC’s second product candidate, ORIC-533, is an orally bioavailable small molecule inhibitor of CD73, a key node in the adenosine pathway believed to play a central role in resistance to chemotherapy- and immunotherapy-based treatment regimens.  Beyond these two product candidates, ORIC is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to http://oricpharma.com/.

Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com